Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Molina Healthcare, Inc. for the registration of 3,450,000 shares of its common stock and to the inclusion and incorporation by reference therein of our report dated February 25, 2005, with respect to the consolidated financial statements of Molina Healthcare, Inc., and to the incorporation by reference therein of our report dated February 25, 2005, with respect to Molina Healthcare, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 28, 2005